UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2009

MARVEL ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13638	13-3711775
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

417 Fifth Avenue, New York, New York	10016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 576-4000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 8, 2009, Marvel Entertainment, Inc. (“Marvel”) entered into an employment agreement with Kenneth P. West, Marvel’s executive vice president and chief financial officer. The agreement is dated as of June 1, 2009, which is the day after the expiration of Mr. West’s previous employment agreement. The term of the new agreement is one year, or until May 31, 2010.

Mr. West’s new agreement provides for an annual salary of $437,000 (of which $12,000 is not subject to raises, bonuses or severance pay) and an annual opportunity for a discretionary cash bonus with a target amount of 50% of salary received. Mr. West’s duties are to be performed at Marvel’s principal executive office in New York City. The agreement provides, in the event of a not-for-cause termination (actual or constructive), for Mr. West to receive payments of salary until the earlier of the first anniversary of the termination or the date on which Mr. West begins employment with another entity or self-employment. If the termination occurs within 12 months after a change in control, Mr. West will instead be entitled to (i) a lump-sum payment equal to two times the sum of his salary and the average of his two most recent annual cash bonuses, (ii) a pro rata bonus for the year of termination, based on achievements for that year; and (iii) continued vesting of equity and cash incentive awards for 12 months (unless the awards vest sooner under their terms). The agreement also provides, in either of those circumstances, for Mr. West to receive any unpaid bonus awarded for the year prior to termination and for Mr. West to be reimbursed for COBRA payments (less the amount he would have contributed as an employee) for up to 12 months. The agreement imposes obligations on Mr. West relating to confidentiality, non-competition and non-solicitation. Unlike Mr. West’s previous agreement, this agreement does not entitle him to a “gross-up” of excise taxes owed on excess parachute payments made in connection with a change-in-control termination.

Marvel expects to file a copy of the agreement as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARVEL ENTERTAINMENT, INC.

By: /s/ John Turitzin
Name: John Turitzin
Title: Executive Vice President,
Office of the Chief Executive

Date: June 9, 2009